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                                                                     EXHIBIT 4.2

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT (this "Agreement") dated as of the 1st day of April, 2002 between Novel Denim Holdings Limited, a British Virgin Islands corporation (the "Company"), and Mei-Ling Liu ("Executive").

            WHEREAS, the parties desire to enter this Agreement to reflect their mutual agreements with respect to the employment of Executive as Senior Vice President - Operations of the Company;

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

            1. Term. The employment of Executive under this Agreement shall commence on April 1, 2002 and shall continue through March 31, 2004 (the "Initial Term"), subject to the terms and provisions of this Agreement. After the expiration of the Initial Term, this Agreement shall be automatically renewed for additional one-year terms unless either the Company or Executive gives written notice to the other of the termination of this Agreement at least six months in advance of the next successive one-year term. Any election by the Company or Executive not to renew such employment at the end of the Initial Term or any renewal term shall be at the sole, absolute discretion of the Company or Executive, respectively,

            2. Positions and Duties - Executive shall be employed as the Senior Vice President - Operations of the Company. Executive's authority and responsibilities shall be defined by the Board of Directors of the Company, which shall be those customarily assigned to executives in similar positions, and Executive shall report directly to the Company's Board of Directors. Executive shall devote her full time during the Initial Term and any renewal term to provide services to the Company or its affiliates. Executive shall maintain a primary residence in Mauritius during her employment with the Company.

            3. Compensation.

            (a) Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at an annual rate of US$220,000. The Base Salary shall be payable in installments in accordance with the Company's policies and procedures applied in a manner consistent with past practice.

            (b) Annual Bonus. Executive shall be entitled to participate in the Company's annual bonus pool.

            (c) Benefits. During her employment under this Agreement, Executive shall be entitled (i) to participate in the Company's benefit plans at a level of coverage comparable to that received by other senior executives of the Company and (ii) to receive fringe benefits currently being offered to senior executives of the Company and its subsidiaries in Mauritius.

            (d) Expense Reimbursement. The Company shall reimburse Executive for the ordinary and necessary business expenses incurred by her in the performance of her duties in accordance with the Company's policies and procedures.
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            (e) Stock Options. Executive shall be entitled to participate in the
Company's employee stock option plan.

            4. Termination of Employment.

            (a) Death and Disability. Executive's employment under this Agreement shall terminate automatically upon her death. The Company may terminate Executive's employment under this Agreement if Executive is absent from work due to illness or incapacity for a period of at least 180 days (whether or not consecutive) in any period of 365 consecutive days.

            (b) Cause. The Company may terminate Executive's employment under this Agreement at any time with Cause (as defined below). For purposes of this Agreement, "Cause" means: (i) a material breach by Executive of her obligations under this Agreement which is specified in reasonable detail in a written notice to Executive and which Executive has not either remedied within 30 days after the receipt of such notice or commenced to remedy within 30 days after the receipt of such notice and continued to pursue such remedy diligently in good faith; (ii) insubordination or a refusal by Executive to perform her duties under this Agreement; (iii) the commission by Executive of a fraud or theft against the Company or Executive's conviction for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime; (iv) a filing of a petition or other declaration of personal bankruptcy by or against Executive; or (v) the possession or use by Executive of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs Executive's ability to perform her duties under this Agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

            5. Consequences of Termination or Breach.

            (a) Death or Disability; Termination for Cause or Without Good Reason. If Executive's employment under this Agreement is terminated under
Section 4(a) or 4(b), or Executive terminates her employment for any reason other than for "Good Reason" (as defined below), Executive shall not thereafter be entitled to receive any compensation or benefits under this Agreement, other than for Base Salary earned but not yet paid prior to the date of Executive's termination of employment with the Company for any reason (the "Termination Date") and reimbursement of any expenses pursuant to Section 3(d) incurred prior to the Termination Date. For purposes of this Agreement, "Good Reason" means a material breach by the Company of its obligations under this Agreement which is specified in reasonable detail in a written notice to the Board of Directors of the Company and which the Company has not either remedied within 30 days after the receipt of such notice or commenced to remedy within 30 days after the receipt of such notice and continued to pursue such remedy diligently in good faith.

            (b) Other Terminations. If Executive's employment under this Agreement is terminated by the Company other than under Section 4(a) or 4(b), or Executive terminates her employment for Good Reason, the sole obligation of the Company to Executive shall be to make the payments described in Section 5(a) and to pay Executive as liquidated damages an amount equal to the then current annual Base Salary, which amount shall be (i) payable in installments over a twelve-month period in the manner prescribed in Section 3(a) and (ii) offset by any compensation and benefits that Executive receives from other employment during this period. Executive expressly agrees to use reasonable efforts to seek other employment or otherwise mitigate any payments required to be made hereunder by the Company. Executive acknowledges that and agrees that in the event the Company terminates Executive's employment in breach of this Agreement, Executive's sole remedy shall be to receive the payments specified in this Section


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5(b), and Executive hereby waives any other rights he may have against the
Company or any of its affiliates or any of their respective officers, directors, stockholders, employees or agents for damages arising from such termination.

            6. Certain Covenants and Representations.

            (a) Confidentiality. Executive acknowledges that she will acquire Confidential Information (as defined below) with respect to the Company and its affiliates and the business they conduct. In connection therewith, Executive covenants to refrain from disclosing at any time (during her employment under this Agreement or thereafter), any such Confidential Information, other than in connection with the performance of her duties under this Agreement. Upon termination of her employment hereunder, Executive agrees to return to the Company all documents or recorded material of any type (including all copies thereof) which may be in her possession or under her control which constitutes or relates to Confidential Information. Executive's obligations under this
Section 6(a) shall survive the termination of this Agreement and the termination of Executive's employment hereunder.

            "Confidential Information" shall mean all confidential information with respect to the Company and its affiliates and the business they conduct including, without limitation, confidential information and trade secrets concerning working methods, processes, business and other plans, programs, designs, products, profit formulas, customer names, customer requirements and supplier names. "Confidential Information" shall not include (i) information generally known to the public and (ii) information properly received by Executive outside of her employment under this Agreement and from any third party not affiliated with the Company and not under any duty to the Company not to disclose such information.

            (b) Competitive Activity. During the term of her employment under this Agreement and, if Executive terminates her employment (other than the termination of employment at the end of the initial term or any renewal period or for Good Reason), for one year after the Termination Date, Executive shall not (except pursuant to Executive's activities with any affiliate of the Company), without the prior written consent of the Board of Directors of the Company, directly or Indirectly, engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which engages in activities in competition with the Company or any of its affiliates anywhere in the world where the Company or any of its affiliates does business at any time during the term of employment under this Agreement.

            (c) No Hiring. During the one-year period immediately following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company or any of its affiliates within the six-month period immediately preceding such employment or retention.

            (d) Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any provision of this Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to


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make it valid and enforceable.

            7. Miscellaneous.

            (a) Authority. The Company and Executive each have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company and Executive and is enforceable against the Company and Executive in accordance with its terms.

            (b) Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by internationally recognized overnight delivery service or mailed by certified mail, return receipt requested, to a party at her or its address set forth below or at such other address as a party may specify by notice to the other:

To the Company:

Novel Denim Holdings Limited
c/o Augustine Tse
12/F, Novel Industrial Building
850-870 Lai Chi Kok Road
Cheung Sha Wan, Kowloon, Hong Kong
Fax Number: 852-2310-1841

To Executive:

No. 26 Residence Du Nord
Pereybere
Mauritius
Fax Number:

with a copy to:

-------------------
-------------------
-------------------
Fax Number:

            (c) Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties (and between Executive and any affiliate of the Company) with respect to its subject matter, is intended (with any documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by all parties hereto.

            (d) Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.


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            (e) Assignment. Except as otherwise provided in this Section 7(e), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable, in whole or in part, by the Company only to its affiliates; provided, that any assignment by the Company shall not, without the written consent of Executive, relieve the Company of its obligations hereunder.

            (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

            (g) Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.

            (h) Governing Law. This Agreement shall be governed by the law of the Republic of Mauritius, without regard to its conflict of laws principles.

            (i) Expenses. The Company shall reimburse Executive for the reasonable fees and expenses of her legal counsel (if any) in connection with the negotiation and execution of this Agreement.

            (j) Consent to Jurisdiction. Each of the parties hereto consents to and hereby submits to the exclusive jurisdiction of any state or federal court located in Mauritius solely for the purpose of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The exclusive venue for adjudication of any dispute or proceeding arising out of this Agreement or the transactions contemplated hereby shall be the courts located in Mauritius and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

            (k) Legal Fees and Expenses. If any party to this Agreement brings a claim against another party to enforce the terms hereof, the prevailing party in respect of such claim shall be entitled to be paid the legal fees and expenses incurred by such party in prosecuting such claim.


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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     NOVEL DENIM HOLDINGS LIMITED

                                     By: /s/ Kee-Chung Chao
                                        -----------------------------------
                                        Name: Kee-Chung Chao
                                        Title: Director, Chief Executive Officer
                                               and President


                                     By: /s/ Mei-Ling Liu
                                        -----------------------------------
                                        MEI-LING LIU


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